Exhibit 99.1

News Release
FOR IMMEDIATE RELEASE	CONTACT
Date: March 10, 2006	Craig Renner
301-843-8600

ACPT MAINTAINS PTP TAX STATUS - DECLARES DIVIDEND

ST. CHARLES, MD.- American Community Properties Trust, a diversified real estate organization, today announced that it had entered into a closing agreement with the United States Internal Revenue Service ("IRS") by which ACPT will maintain its publicly traded partnership ("PTP") status for U.S. federal income tax purposes.

"I believe the resolution of this matter is favorable to ACPT's shareholders. By maintaining our PTP status, the double taxation of a significant portion of the Puerto Rico source income is eliminated," said J. Michael Wilson, Chairman and Chief Executive Officer.

Cynthia L. Hedrick, Executive Vice President and Chief Financial Officer, noted that the details of the closing agreement with the IRS require ACPT to report approximately $5.0 million to shareholders as taxable income on March 29, 2006. Under the terms of ACPT's governing documents, it is required to make minimum annual distributions to the shareholders equal to at least 45% of net taxable income allocated to shareholders. Accordingly, the Board of Trustees has declared a dividend of $0.43 per share, or approximately $2.2 million in the aggregate. The dividend will be payable on April 12, 2006 to shareholders of record on March 29, 2006.

In addition to reporting this income to shareholders, ACPT is required to pay an assessment to the IRS of approximately $975,000, related to the time delay in reporting the income to the IRS. "However, the IRS did not require us to pay any penalties as part of this settlement." Ms. Hedrick added.

As of September 30, 2005, the Company had accrued $4,814,000 million as an estimate for corporate income taxes and assessments related to the matters included in the closing agreement. As a result of ACPT retaining its PTP status, the accrued liability for corporate taxes will no longer be necessary. The effects of the Closing Agreement will be reflected in the Company's 2005 financial results.

ACPT (AMEX, PSE:APO) is a diversified real estate organization with operations in Maryland and Puerto Rico that specializes in community development, investment apartment properties, and asset management services. ACPT is currently listed on the American and Pacific stock exchanges under the symbol AmCmntyProp (APO).

When filed, ACPT's form 10-K will be available via the Internet at www.acptrust.com.

This press release contains forward-looking statements. Investors are cautioned that all forward-looking statements involve risks, uncertainties, and other factors that could cause actual results to differ materially from those in the forward-looking statement. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it gives no assurances that its expectations will be attained. For more information, please refer to the Company's 10-K form.